Exhibit 8.1

Significant Subsidiaries

The following is a list of our significant subsidiaries, including the name, country of incorporation or residence, the proportion of our ownership interest in each and, if different, the proportion of voting power held by us.

Name of Subsidiary	Country of Incorporation or Residence	Percentage of Ownership Interest
Nice Systems Australia PTY Ltd.	Australia	100%
NICE Systems Technologies Brasil LTDA	Brazil	100%
NICE Systems Canada Ltd.	Canada	100%
Nice Systems S.A.R.L.	France	100%
NICE Systems GmbH	Germany	100%
NICE APAC Ltd.	Hong Kong	100%
NICE Systems Kft	Hungary	100%
Nice Interactive Solutions India Private Ltd.	India	100%
Nice Technologies Ltd.	Ireland	100%
Actimize Ltd.	Israel	100%
e-Glue Software Technologies Ltd.	Israel	100%
Nice Japan Ltd.	Japan	100%
CyberTech B.V	Netherlands	100%
IEX Corporation BV	Netherlands	100%
Nice Systems (Singapore) Pte. Ltd.	Singapore	100%
Nice Switzerland AG	Switzerland	100%
Actimize UK Limited	United Kingdom	100%
CyberTech UK Limited	United Kingdom	100%
Fortent Limited	United Kingdom	100%
NICE Systems UK Ltd.	United Kingdom	100%
Actimize Inc.	United States	100%
Cybertech North Amercica LLC	United States	100%
e-Glue USA, Inc	United States	100%
Fortent Americas Inc	United States	100%
IEX Corporation	United States	100%
Nice Systems Inc.	United States	100%
Nice Systems Latin America, Inc.	United States	100%